Exhibit 99.1

EXPRESS ANNOUNCES STOCKHOLDERS’ INTENTION TO SELL COMMON STOCK

COLUMBUS, OHIO – April 4, 2011 – Express, Inc. (NYSE: EXPR) (“Express”) today announced that certain stockholders intend to sell 16,500,000 shares of its common stock in an underwritten offering. The selling stockholders intend to grant the underwriters an option to purchase up to an additional 2,475,000 shares of Express’ common stock. Express will not receive any proceeds from the offering.

BofA Merrill Lynch, Piper Jaffray and Morgan Stanley are acting as joint book-running managers for the proposed offering.

A registration statement relating to these shares of common stock has been filed with the Securities and Exchange Commission but has not yet become effective. These shares of common stock may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering will be made only by means of the written prospectus that will form part of the effective registration statement. A copy of the prospectus related to the offering may be obtained by contacting: BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com; or Piper Jaffray, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department or email prospectus@pjc.com; or Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone 1-866-718-1649, or email prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Express

Express is a specialty apparel and accessories retailer of women’s and men’s merchandise, targeting the 20 to 30 year old customer. The Company has 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates 588 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and in Puerto Rico, and also distributes its products through the Company’s e-commerce website, express.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.

Investor Contacts:

ICR, Inc.

Allison Malkin /Melissa Mackay

(203) 682-8225/(646) 277-1235